Exhibit 99.1

EXPLANATION CONCERNING ABSENCE OF CURRENT WRITTEN CONSENT OF
ARTHUR ANDERSEN LLP

On March 20, 2002, BB&T Corporation (“BB&T”) announced that it had appointed PricewaterhouseCoopers LLP to replace Arthur Andersen LLP as its independent public accountants. Prior to the date of this registration statement, the Arthur Andersen partners who reviewed BB&T’s most recent audited financial statements resigned from Arthur Andersen. As a result, after reasonable efforts, BB&T has been unable to obtain Arthur Andersen’s updated written consent to the incorporation by reference into this registration statement of Arthur Andersen’s audit reports with respect to BB&T’s financial statements. Under these circumstances, Rule 437a under the Securities Act permits BB&T to omit Arthur Andersen’s updated written consent from this registration statement.

Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

Accordingly, Arthur Andersen may not be liable under Section 11(a) of the Securities Act because it has not consented to being named as an expert in the registration statement. BB&T believes, however, that other persons who may be liable under Section 11(a) of the Securities Act, including BB&T’s officers and directors, may still rely on Arthur Andersen’s audit reports as being made by an expert under the due diligence defense provision of Section 11(b) of the Securities Act.

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